EXHIBIT 10.6


                                 AMENDMENT NO. 6


         This AMENDMENT NO. 6 (this "Sixth Amendment"), effective as of September 19, 2001 (the "Sixth Amendment Effective Date"), by and among Talk America Inc. (formerly, Talk.com Holding Corp. and Tel-Save, Inc.) ("TS"), a Pennsylvania corporation, and Talk America Holdings, Inc. (formerly, Talk.com, Inc. and Tel-Save Holdings, Inc.), a Delaware corporation ("Holdings"), with their principal offices at 12020 Sunrise Valley Drive, Reston, Virginia 20190, on the one hand, and America Online, Inc., a Delaware corporation with its principal offices at 22000 AOL Way, Dulles, Virginia 20166 ("AOL"), on the other hand (each a "Party" and, collectively, the "Parties").


         WHEREAS, TS, Holdings and AOL are parties to the Telecommunications Marketing Agreement, dated as of February 22, 1997, as heretofore corrected and amended by letter, dated April 23, 1997, and amended by an Amendment No. 1, dated January 25, 1998, an Amendment No. 2, dated May 14, 1998, an Amendment No. 3 dated as of October 1, 1998 ("Amendment No. 3"), an Amendment No. 4 dated as of June 30, 2000, and an Amendment No. 5 dated as of August 1, 2000 (as so corrected and amended to the date hereof, but without giving effect to this Amendment, the "Existing Agreement").


         WHEREAS, the Parties wish to provide for the early termination of the Existing Agreement (subject to the survival of certain terms as described herein), the transition of End Users bill access and billing and the adjustment of the fixed payments by TS to AOL for the remaining period of the Agreement, in all cases as specified more fully herein and on the terms and conditions hereof.


         NOW, THEREFORE, the Parties hereby agree as follows (capitalized terms used in this Sixth Amendment without other definition are defined as in the Existing Agreement):

1.       Payment and Termination.
         -----------------------

         (a) AOL shall pay to TS the amount of $20,000,000, which payment shall be made following AOL's receipt of all of the Fixed Payments described below, by cancellation of an 8% secured convertible promissory note in the principal amount of $20,000,000 issued to AOL as of the date hereof by Holdings pursuant to the Restructuring and Note Agreement, dated as of the date hereof, between Holdings and AOL.

         (b) The Agreement, including without limitation all Non-Exclusive Periods and all of AOL's obligations to provide online and offline marketing (which shall include, without limitation, Pop-Up Ads, e-mail promotions, Welcome Screen promotions, presence within the Member Perks area and all other online advertising or promotion and all offline advertising or promotion, e.g., transfer plus, telemarketing and direct

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                  mail) is hereby terminated effective as of 11:59 pm PDT on
                  September 30, 2001, subject only to the survival of those provisions of the Agreement which by its terms are intended to survive termination, including without limitation Section III.A.6 (as modified by Section 2(a) of this Sixth Amendment),
                  Section III.A.7 (as modified by Section 2(a) of this Sixth Amendment), Section III.B.4 (as modified by Section 2(b) of this Sixth Amendment), and Section III.D.1 (as modified by
                  Section 2(a) of this Sixth Amendment), and the Existing Agreement is hereby correspondingly amended as necessary to reflect such termination on the foregoing terms. For the avoidance of doubt, without limiting AOL's obligation to make the $20,000,000 payment provided for in subpart (a) above, AOL shall not be required to make any buyout payment(s) provided for in the Existing Agreement or other similar payments in connection with the termination of the Agreement or the reduction or elimination of AOL's promotional obligations under the Agreement (e.g., the buyout contemplated by Section X.B.3 of the Existing Agreement as added in Paragraph 33 of Amendment No. 3).

2. End User Transition. a. Section III.A.7 (and any other relevant provision of the Agreement (e.g., Sections III.A.6 and III.D.1)) is hereby amended to provide for the following keywords and links on the AOL Service (and related linkage processes) (in lieu of any obligation to provide keywords, e-mail, icons, links and/or related linkage processes or other user access (e.g., to billing information as contemplated by Section III.D.1 of the Existing Agreement) as may be set forth in any provision(s) of the Existing Agreement), including for such periods as are after the termination of the Agreement as expressly set forth herein, it being expressly agreed that these obligations will survive such termination to the extent set forth herein:

                           (i) during the period commencing on the Sixth Amendment Effective Date and ending February 28, 2002 (the "Initial Keyword Transition Period"), (x) the Generic Keywords listed in
         Schedule 2 hereto shall link to a splash page created and controlled by AOL (or its agents) (the "Splash Page"), which will contain a link which is targeted to existing users of TS services and which links to the Dedicated Area (content of which shall be targeted to existing users of TS services and provided by TS subject to AOL's approval, which shall not be unreasonably withheld) or, if and to the extent mutually agreed, the TS-hosted web site described in Section III.A.6 of the Existing Agreement (such site, the "TS Site," and such link, the "TS Link"), and during the Initial Keyword Transition Period the TS Link shall be no less prominent than any other link on such Splash Page during such period, and (y) the Non-Generic Keywords listed in Schedule 2 hereto shall link to the Dedicated Area or, if and to the extent mutually agreed, the TS Site; and

                           (ii) during the period beginning March 1, 2002 and ending February 28, 2003, (x) the Generic Keywords listed in Schedule 2 hereto will link to the Splash Page, which will contain a TS Link, and
         (y) the Non-Generic Keywords listed in Schedule 2 hereto will link to the Dedicated Area or, if and to the extent mutually agreed, the TS Site; and

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                           (iii) notwithstanding anything to the contrary, (a)
         any other keywords in use prior to the Sixth Amendment Effective Date, including without limitation those keywords listed as Terminated Keywords in Schedule 2 hereto, shall no longer be available for use in connection with the Agreement following the Sixth Amendment Effective Date (except for the existing keyword "Sullivan007" which shall be available, as long as access thereto is reasonably necessary in light of third party claims against TS (or, if shorter, until such time as AOL can provide TS with soft copies of relevant content currently linked to from such keyword), for use by AOL and TS solely for management of the AOL-TS relationship in accordance with the Parties' past practice); (b) if at any time the aggregate number of End Users is less than 50,000, then at any time thereafter, AOL shall have the right, upon ninety (90) days notice to TS, to cease fulfilling its obligations under this Section 2; and (c) AOL shall have the right to revoke at any time any keyword which does not consist of a registered trademark of TS, if AOL believes in good faith that it faces a material risk of liability in relation to having designated such keyword for use in connection with this Agreement.

                  b. Section III.B.4 of the Existing Agreement is hereby amended and restated as follows: "AOL shall (so long as AOL can do so without violating applicable law or AOL's own generally-applicable privacy policies) use good faith efforts to advise TS in writing or by electronic means of any End User known to AOL that ceases to be a subscriber of the AOL Service as promptly as reasonably practicable after receiving notice thereof. TS shall continue servicing each such End User according to a service plan that TS deems appropriate (including without limitation passing on any incremental costs to such End Users), subject to such End User's continued credit-worthiness, in TS's sole discretion, but subject to applicable law."

                  c. As provided in Section X.A.1 of the Existing Agreement, each of TS and AOL shall continue to perform its obligations under
         Article IV and Section III.D.1 of the Agreement (as the latter provision is modified by this Sixth Amendment), with respect to End Users after the termination of the Agreement as provided for herein (provided, however, that the Services shall not be offered under the AOL Marks, notwithstanding anything to the contrary in the Existing Agreement).

                  d. For all purposes of this Sixth Amendment and the Existing Agreement, the references to a "customer of the Services" as of any date in the definition of "End Users" shall expressly mean and include any person that has subscribed to or otherwise signed up for the Services on or before September 30, 2001 (or a person who subscribes to or otherwise signs up for the Services directly through a makegood placement provided in connection with Section 4 or 5 below), whether or not such person has been provisioned or used the Services on or before such date (provided, however, that such person must have been provisioned or used the Services within sixty (60) calendar days thereafter).

                  e. AOL agrees that it will use good faith efforts to maintain connectivity with TS hardware (routers, EMC drivers, servers and concentrators) in substantially the same manner that exists as of the Sixth Amendment Effective Date, subject to any changes that AOL may make to its own network or any element(s) thereof at any time in its sole

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         discretion, and provided that AOL shall not be required to incur any material costs or risk of liability in connection with the connectivity contemplated hereby. For the avoidance of doubt, TS shall continue to be responsible for all costs and expenses of maintaining such connectivity for which it has been responsible prior to the Sixth Amendment Effective Date, including without limitation all costs and expenses associated with the T1 lines connecting the Parties' facilities.

                  f. For the avoidance of doubt, the Credit Card Processing Services Agreement dated October 7, 1997 among the Parties (as amended on January 1, 1999) (such agreement as amended, the "Credit Card Processing Agreement"), and the Electronic Payment Processing Services Agreement among the Parties dated January 1, 1999 (the "Electronic Payment Processing Agreement," and, together with the Credit Card Processing Agreement, the "Processing Agreements"), will survive the termination of the Agreement hereby in accordance with all relevant terms and conditions of the Processing Agreements (e.g., Section 4 of the Credit Card Processing Agreement and Section 4 of the Electronic Payment Processing Agreement).

3. Marketing Payments by TS. Section V.B.1(e)(i)-(v) of the Existing Agreement (as added by Amendment No. 3) is hereby amended and restated as follows:

                  "For each of the calendar quarters in the first year after such expiration or termination, an amount equal to:

                  (x) for the first calendar quarter of such year (i.e., the third calendar quarter of the 2001 calendar year) an aggregate amount equal to $5,000,000, such amount to be paid in two installments, the first, in the amount of $2,500,000, to be paid to AOL on the Sixth Amendment Effective Date (the "First Fixed Payment"), and the second, in the amount of $2,500,000, to be paid to AOL on October 4, 2001;

                  (y) for the second calendar quarter of such year (i.e., the fourth calendar quarter of the 2001 calendar year) $1,000,000, such amount to be paid on October 4, 2001 (together with the $2,500,000 payable on October 4, 2001 pursuant to the immediately preceding subparagraph, the "Second Fixed Payment," and, together with the First Fixed Payment, the "Fixed Payments"), notwithstanding anything to the contrary in the Agreement); and

                  (z) no payment pursuant to this Section V.B.1(e) for any period after the second calendar quarter of such year."

4. Pop-Up Ads. The fifth sentence of Section III.A.1(a) of the Existing Agreement (as added by Amendment No. 3) is hereby amended such that the introductory part of the sentence reads: "All Pop-Up Ads provided hereunder to the "buyer" category of subscribers to the AOL Service shall be made available on-screen for at least one (1) day each and all Pop-Up Ads provided hereunder to the "non-buyer" category of subscribers to the AOL Service shall be made available on-screen for at least two (2) days each (each a "Minimum Pop-Up Time");...". The remainder of that sentence shall remain

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

         unchanged. In addition, the eighth sentence of Section III.A.1(a) of the Existing Agreement (as added by Amendment No. 3) is hereby deleted.

5.       Welcome Screen Promotions. The fourth, fifth and sixth sentences of
         Section III.A.7 of the Existing Agreement (as added by Amendment No. 3) are hereby amended and restated as follows:

                  "After the termination or expiration of the LD Exclusivity Period and during the LD Non-Exclusive Period, if an Election has been made, the Services shall be promoted on the Welcome Screen of the AOL Service as follows: (a) during the first quarter following termination or expiration of the LD Exclusivity Period (until September 30, 2001), One Hundred Eighty Million (180,000,000) Impressions per quarter; and (b) thereafter, no Impressions; provided that, if there is a shortfall in the delivery of Impressions in the quarter ending September 30, 2001, such shall not be deemed a breach of the Agreement by AOL, but AOL shall provide (as the sole remedy) the balance of the required Impressions through advertising placements on the AOL Network which have a comparable overall value (equal to the value of the undelivered Impressions comprising the shortfall) during the forty-five days succeeding that date. Upon TS's request, after October 1, 2001, AOL will use reasonable efforts to inform TS of the number of Impressions required to be delivered to the makegood placements described in the preceding sentence. AOL shall use commercially reasonable efforts to rotate such Welcome Screen promotions relatively evenly through available slots devoted to promoting commerce offerings. If the Welcome Screen is reconfigured to remove commerce offerings (or is otherwise redesigned in a manner which materially adversely affects the value of the promotions contemplated hereby), such shall not be deemed a breach of the Agreement by AOL, but AOL shall provide, as the sole remedy, a comparable promotional placement."

6. Direct Mail. In connection with the removal of AOL branding from the products and services marketed in connection with the Existing Agreement, TS and Holdings expressly recognize that the content and nature of future direct mail marketing efforts may differ from efforts engaged in prior to the Sixth Amendment Effective Date.

7.       Transfer Plus.

                  (a) The following is hereby added to the end of the third sentence of Section III.A.1(b) of the Existing Agreement (as added by Amendment No. 3):

                  "; and provided further that, subject to the other terms of this sentence, and conditioned on TS's prior payment to AOL of all amounts due and owing to AOL in connection with Transfer Plus on or prior to the Sixth Amendment Effective Date (the "Previous Transfer Plus Amounts"), during the period beginning on the Sixth Amendment Effective Date (or later date if TS has not paid the Previous Transfer Plus Amounts as of the Sixth Amendment Effective Date) and continuing through September 30, 2001, an amount of Seventeen Percent (17%)

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                  shall apply in lieu of the Fifteen Percent (15%) amount
                  previously set forth in this sentence."

                  (b) The Parties hereby agree that certain amounts are in dispute with respect to Transfer Plus (the "Transfer Plus Disputed Amounts"), and agree to work together in good faith and meet to resolve the Transfer Plus Disputed Amounts and payments to be made by TS to AOL with respect thereto, if any, on or before October 4, 2001. If the Parties fail to resolve all outstanding issues with respect to the Transfer Plus Disputed Amounts, then AOL shall have the right to submit such issue to arbitration pursuant to Section XI D of the Existing Agreement. In addition, the Parties agree that TS shall pay the amount of One Million One Hundred Five Thousand Eight Hundred Thirty Dollars ($1,105,830) to AOL in connection with a September 12, 2001 invoice relating to Transfer Plus provided by AOL to TS (the "Undisputed Transfer Plus Amounts") (the Parties recognizing that there are amounts in the September 12, 2001 invoice above and beyond the Undisputed Transfer Plus Amounts which remain in dispute and are part of the Transfer Plus Disputed Amounts). TS shall pay the Undisputed Transfer Plus Amounts to AOL on or before October 11, 2001.

8. Release of Liability. Each Party and its subsidiaries in which it holds at least 75% of the outstanding shares or other ownership interest of such subsidiaries (the "Releasing Subsidiaries") hereby irrevocably waives and releases all claims, suits, demands, actions, rights, and any other obligations or liabilities of any nature whatsoever, whether known, unknown, contingent or fixed, against each of the other Parties and their respective current and former affiliates, successors, assigns, directors, officers, agents, representatives, assigns, and employees arising prior to the Sixth Amendment Effective Date, other than third party claims that are subject to indemnification under the Agreement (the "Waiver"). The Waiver shall be effective notwithstanding any terms to the contrary contained in any agreement between the Parties (other than this Sixth Amendment). The Waiver shall not apply to any claims, suits, demands, actions and rights of the Parties with respect to (i) the Transfer Plus Disputed Amounts, (ii) the payment of the Fixed Payments, (iii) the payment of the Undisputed Transfer Plus Amounts, (iv) the payment by AOL pursuant to Section 1(a) of this Sixth Amendment or (v) any information required to be provided by TS under that certain Services Agreement dated as of December 1, 1999 by and between Digital Marketing Services, Inc. and TS. Each Party represents and warrants that it has all right, power and authority necessary to enter into this Waiver on behalf of its Releasing Subsidiaries and that this Waiver shall be binding on its Releasing Subsidiaries.

9. Press Release. For the avoidance of doubt, Section VII.C.1 of the Existing Agreement shall apply to this Sixth Amendment. The Parties hereby agree that the text set forth in Schedule 10 hereto shall serve as the sole form of press release regarding this Sixth Amendment (the "Sixth Amendment Press Release") and that the Sixth Amendment Press Release shall be released to the public on September 20, 2001.

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10.      Payments to the Furst Group. The Parties agree to work together in good faith to resolve any issues regarding payments which may be required to be made by AOL to the Furst Group, if any, in connection with Transfer Plus on or before October 4, 2001.

11. Miscellaneous. The Existing Agreement is amended to provide that references in the Existing Agreement to "this Agreement" or "the Agreement" (including indirect references such as "hereunder," "hereby," "herein" and "hereof") shall be deemed to be references to the Existing Agreement as amended hereby. If any term, provision, covenant or restriction of this Sixth Amendment is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants, and restrictions of this Sixth Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated and the parties shall negotiate in good faith to modify this Sixth Amendment to preserve, to the fullest extent legally permitted, each Party's anticipated benefits and obligations under this Sixth Amendment. If the parties are unable to so agree, the matter shall be resolved pursuant to Article XI.D of the Existing Agreement. This Sixth Amendment does not, and shall not be construed to, modify any term or condition of the Existing Agreement (including, without limitation, any payment obligations under the Existing Agreement) except as expressly provided in this Sixth Amendment. Except as herein provided, the Existing Agreement shall remain unchanged and in full force and effect. In the event of any inconsistency or discrepancy between the Existing Agreement and this Sixth Amendment, the terms and conditions set forth in this Sixth Amendment shall control. This Sixth Amendment may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document. This Sixth Amendment shall be governed by the internal laws of the State of New York, without giving effect to the principles of conflict of laws thereof.

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 IN WITNESS WHEREOF, the undersigned have caused this Sixth Amendment to be signed on their behalf as of the date first written above.


AMERICA ONLINE, INC.


By:      /s/ Steven Rindner
   ---------------------------------
Name:  Steven Rindner
Title: VP, Business Affairs and Development
Date:  September 19, 2001



TALK AMERICA HOLDINGS, INC.

By:      /s/ Aloysius T. Lawn, IV
   ---------------------------------
Name:   Aloysius T. Lawn, IV
Title:  Executive Vice President-General Counsel
Date:   September 19, 2001


TALK AMERICA INC.

By:      /s/ Aloysius T. Lawn, IV
   ---------------------------------
Name:   Aloysius T. Lawn, IV
Title:    Executive Vice President-General Counsel
Date: September 19, 2001

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




                                   SCHEDULE 2

GENERIC KEYWORDS
----------------

aolld
keyword:ld
keywordld
ld
Long Distance
AOL Long Distance
AOL LD
ld bill
ld billing
ld members
LDHelp
Ldmember
Long Distance Billing
Long Distance Bill
Phone Bill
Keyword: LD Bill
AOL LD billing
local phone

NON-GENERIC KEYWORDS
--------------------

Talk.com
www.talk.com
------------
Talk America
Telesave
Telsave
Tel-save
telsave.com
tel-save.com

TERMINATED KEYWORDS
-------------------

ldbeta
ld9
ld5
LDFive
LDFive.
LDRW
LDRP
ldalpha
ldreward
ldrewards
LD Rewards
LD Survey
site993026
area993026
LD Free AOL
LD Info

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

                                   SCHEDULE 10
                                   -----------

                      TEXT OF SIXTH AMENDMENT PRESS RELEASE

       TALK AMERICA ANNOUNCES RESTRUCTURING OF AMERICA ONLINE RELATIONSHIP


RESTON, VA - September X, 2001- Talk America (NASDAQ NM: TALK), an integrated telecommunications provider of bundled local and long distance services to residential and small business customers, today announced that it reached an agreement with America Online, Inc. on a comprehensive financial restructuring.

As part of the agreement, America Online has converted Talk America's $54 million "make-whole" obligation into 8% 10-year senior secured convertible debt. The debt is convertible at AOL's option into 10.8 million shares of Talk America common stock. Talk America may elect to pay 50% of the interest in kind. In addition, America Online has converted the $36 million Talk America warrant obligation to America Online into 3.1 million additional shares of Talk America common stock, after which America Online will hold an aggregate of 7.2 million shares of Talk America common stock or approximately 8.8%.

In addition, Talk America and America Online have agreed to discontinue their marketing relationship, effective October 1. Under this marketing relationship, Talk America provided telecommunications services under the AOL brand through June 2001. In connection with that termination, America Online has agreed to reduce the principal amount of the convertible debt by $20 million to $34 million. In addition, Talk America has agreed to pay America Online $6 million, in two installments, for the balance of the marketing provided under the agreement.

"We are pleased that America Online has worked with us to facilitate this transaction," said Gabe Battista, Chairman and CEO of Talk America. "The financial restructuring provides us with a strengthened capital structure as we implement our strategy of marketing bundled local and long distance services using the Talk America brand. With our focus on selling the 'bundle' we will be able to concentrate our marketing dollars to acquire new customers within our targeted markets."

In January 1999, America Online made a $55 million investment in Talk America common stock at $19 per share. As part of that transaction, Talk America provided America Online with the ability to protect the value of that investment for a period of time, permitting America Online, at its election, to require Talk America to make certain "make whole" payments to America Online on or before September 30, 2001.

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ABOUT TALK AMERICA

Talk America is an integrated communications provider marketing a bundle of local and long distance services to residential and small business customers utilizing its proprietary "real-time" online billing and customer service platform. Talk America has added local service to its offerings, after ten years as a long distance provider, serving up to 1.5 million customers nationwide. The Company delivers value in the form of savings, simplicity and quality service to its customers based on the efficiency of its low-cost, nationwide network and the effectiveness of its systems that interface electronically with the Bell Operating Companies. For further information, visit the Company online at: www.talk.com.


Please Note: "Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Talk America's business that are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see the discussions contained in its Annual Report on Form 10-K for the year-ended December 31, 2000 and its Quarterly Report on Form 10-Q for the quarters ended March 31, 2001, and June 30, 2001, and any subsequent SEC filings.

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